Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 28, 2021
Registration Statement Nos. 333-253034 and 333-253034-01

$1.4 billion Verizon Master Trust (VZMT) 2021-2 (Device Payment Plans)
Joint Bookrunners : RBC (str), BofA, MUFG, TD
Co-managers : Santander, SMBC
DE&I Coordinator : RBC
DE&I Co-managers : CastleOak, Great Pacific, Mischler

CLS	SIZE(mm)	WAL	S/F	P-WIN	ARD	L-FIN	BENCH	SPRD	YLD%	CPN%	$Px
A	1,246.70	2.96	AAA/AAA	35-35	10/24	04/28	iSwp	+ 6	0.997	0.99	99.98558
B	76.30	2.96	AA+/AA	35-35	10/24	04/28	iSwp	+ 35	1.287	1.28	99.98961
C	77.00	2.96	A+/A	35-35	10/24	04/28	iSwp	+ 45	1.387	1.38	99.99122

Expected Pricing:		*Priced*	Registration:	Public/SEC Registered
Expected Settle:		11/04/21	ERISA Eligible:	Yes
First Payment:		12/20/21	RR Compliance:	US-Yes; EU-No
Expected Ratings:		Fitch and S&P	Pricing Speed:	N/A; October 2024 ARD
Bloomberg Ticker:		VZMT 2021-2	Soft-Bullet in Month 35
Bloomberg SSAP	:	"VZMT20212"	Min Denoms:	$1k x $1k
Bill & Deliver:		RBC

CUSIPs  A: 92348K AD5
B: 92348K AF0
C: 92348K AG8

-MARKETING MATERIALS-
Preliminary Prospectus and Free Writing Prospectus (attached)
DealRoadshow: www.dealroadshow.com; Password "VZMT20212"
Intex CDI (attached); IntexNet Dealname "RBCVZMT2102_UPSIZE"; Password "26K7"
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other  documents the issuer has filed with the SEC for more complete information about  the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.